Exhibit 99.1

CORRECTION – New Hampshire Thrift Bancshares, Inc. Announces

Earnings for Third Quarter

NEWPORT, NH – (Marketwire – October 21, 2010) - In a release issued October 18, 2010 under the same headline by New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb, please note that “$0.27” has been changed to “$0.29” in the following sentence, found in the first paragraph of the release: “For the quarter ended September 30, 2010, NHTB reported consolidated net income of $2,103,115, or $0.34 per common share (assuming dilution), compared to $1,809,123, or $0.29 per common share (assuming dilution), for the quarter ended September 30, 2009, an increase of $293,992, or 16.25%.” Additionally, for the three months ended September 30, 2009, “$0.27” has similarly been changed to “$0.29” in the “Selected Financial Highlights” table.

For additional information contact:

Stephen R. Theroux

President

603-863-0886